UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

DYADIC INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	45-0486747
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
140 Intracoastal Pointe Drive, Suite 404 Jupiter, Florida (Address of Principal Executive Offices)	33477 (Zip Code)
Dyadic International, Inc. 2006 Stock Option Plan
Dyadic International, Inc. 2011 Equity Incentive Plan
(Full title of the plans)
Mark A. Emalfarb, CEO
140 Intracoastal Pointe Drive, Suite 404
Jupiter, Florida 33477
(Name and address of agent for service)
(561) 743-8333
(Telephone number, including area code, of agent for service)
Copy to:
Kimberly C. Petillo-Décossard
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005
(212) 701-3265
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	9,139,101 shares	$2.83	$25,850,920.47	$3,133.13

(1)
This registration statement covers (i) 141,000 shares of Common Stock, par value $0.001 per share, of the registrant (“Common Stock”) that may be issued pursuant to outstanding options to purchase Common Stock under the Dyadic International, Inc. 2006 Stock Option Plan (the “2006 Plan”), (ii) 4,350,890 shares of Common Stock that may be issued pursuant to outstanding options to purchase Common Stock under the Dyadic International, Inc. 2011 Equity Incentive Plan (the “2011 Plan” and, together with the 2006 Plan, the “Plans”) and (iii) 4,647,211 shares of Common Stock that may be issued pursuant to future awards under the 2011 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also be deemed to cover additional shares of Common Stock that may be offered or issued pursuant to the Plans as a result of future stock splits, stock dividends or similar transactions.

(2)
The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated for purposes of computing the registration fee in accordance with Rule 457(h) under the Securities Act as follows: (i) with respect to shares that may be issued pursuant to outstanding options to purchase Common Stock, upon the basis of the weighted-average exercise price of the options, and (ii) with respect to shares that may be issued pursuant to future awards, upon the basis of the average of the high and low prices on The NASDAQ Capital Market for May 20, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.*
Item 2.Registrant Information and Employee Annual Plan Information.*

____________________________________

*
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference in this registration statement:
(a)    The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 27, 2019;
(b)    The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2019, filed on May 9, 2019;
(c)    The registrant’s Current Reports on Form 8-K, filed on April 15, 2019, May 2, 2019 and May 8, 2019; and
(d)    The description of the Common Stock contained in Item 11 of Amendment No. 1 to the registrant’s Form 10, filed on February 8, 2019, including any amendment or report filed for the purpose of updating such description.
All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered have been sold or deregistering all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the date of filing of such documents. In no event, however, will any information that the registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the registrant may from time to time furnish to the Commission be incorporated by reference in, or otherwise become a part of, this registration statement. Any statement contained in any document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.
Item 4.Description of Securities.
Not required.
Item 5.Interests of Named Experts and Counsel.
The legality of the shares of Common Stock covered by this registration statement is being passed upon for the registrant by Cahill Gordon & Reindel LLP. A partner of Cahill Gordon & Reindel LLP was formerly a strategic adviser to the registrant’s scientific advisory board and owns or has the right to acquire 176,163 shares of Common Stock (including options to acquire 30,000 shares of Common Stock under the Plans) as of May 23, 2019.

Item 6.Indemnification of Directors and Officers.
The registrant’s certificate of incorporation eliminates the personal liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. The registrant’s certificate of incorporation and bylaws require the registrant to indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the registrant has entered into separate indemnification agreements with each of its directors and executive officers.
Under Delaware law, the registrant may indemnify its directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was the registrant’s director, officer, employee or agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

•	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

•	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
If the person is found liable to the corporation, no indemnification shall be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled, under the circumstances and despite the adjudication of liability, to indemnity for an amount of expenses that the court deems proper.
Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 7.Exemption from Registration Claimed.
Not applicable.

Item 8.Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation dated November 1, 2004 (incorporated by reference to Exhibit 3.1 to the Form 10-12G filed on January 14, 2019).
4.2	Second Amended and Restated Bylaws dated December 31, 2018 (incorporated by reference to Exhibit 3.2 to the Form 10-12G filed on January 14, 2019).
4.3	Dyadic International, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Form 10-12G filed on January 14, 2019).
4.4	Dyadic International, Inc. 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Form 10-12G filed on January 14, 2019).
5.1**	Opinion of Cahill Gordon & Reindel LLP.
23.1**	Consent of Mayer Hoffman McCann P.C.
23.2**	Consent of Cahill Gordon & Reindel LLP (included in Exhibit 5.1).
24.1**	Power of Attorney (included on signature page).
_____________________
**    Filed herewith.
Item 9.Undertakings.
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of the registrant’s counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jupiter, State of Florida on May 23, 2019.

DYADIC INTERNATIONAL, INC.
By: /s/ Ping W. Rawson
Name:    Ping W. Rawson
Title: Chief Accounting Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each of the undersigned, being a director, or officer, or both, of Dyadic International, Inc., a Delaware corporation, hereby constitutes and appoints Mark A. Emalfarb and Ping W. Rawson, and each of them, as his or her true and lawful attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mark A. Emalfarb	Chief Executive Officer, Director	May 23, 2019
Mark A. Emalfarb	(Principal Executive Officer)

/s/ Ping W. Rawson	Chief Accounting Officer	May 23, 2019
Ping W. Rawson	(Principal Financial Officer and Principal Accounting Officer)

/s/ Michael P. Tarnok	Chairman, Director	May 23, 2019
Michael P. Tarnok

/s/ Jack L. Kaye	Director	May 23, 2019
Jack L. Kaye

/s/ Seth J. Herbst, MD	Director	May 23, 2019
Seth J. Herbst, MD

/s/ Arindam Bose, Ph. D.	Director	May 23, 2019
Arindam Bose, Ph.D.

Director
Barry C. Buckland, Ph.D.